Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYEE AGREEMENT (“Agreement”) is made and entered into as of the 20th day of December 2002 by and between Exactech, Inc., a Florida corporation (hereinafter called the “Company, and Gary J. Miller, Ph.D. (hereinafter called the “Executive”).

Recitals

A. The Executive is currently serving as the Executive Vice President of Research and Development of the Company.”

B. The Company and the Executive are parties to an Employment Agreement (the” Agreement”), dated as of May 22, 1996, pursuant to which the Company engaged the services of the Executive. This Agreement expired after five years (May 22, 2001) but has been extended by the Board.

C. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

D. The Board recognizes that the Executive’s contribution to the growth and success of the Company has been substantial and desires to retain the services of the Executive and to compensate him therefor.

E. The Company and the Executive desire to terminate the previous Agreement and enter into this Agreement.

F. The Board has determined that this Agreement will reinforce and encourage the Executive’s continued attention and dedication to the Company.

G. The Executive is willing to continue to make his services available to the Company on the terms and conditions hereinafter set forth.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

1. Termination of Prior Agreements. Any and all prior agreements relative to the rendering of services by the Executive to the company, including without limitation, the previous Agreement, shall automatically terminate upon the execution of this Agreement, and the provisions of this Agreement, alone, shall govern the relationship between the parties. Upon the execution of this agreement, each of the parties hereto shall thereupon and thereby, without any further action, release and forever discharge the other from any and all liabilities and obligations of any nature arising out of or in connection any and all such prior employment agreements, understandings or agreements. Notwithstanding the foregoing, the Company’s obligation to pay royalties to the Executive pursuant to Section 3.2 of the previous Agreement shall survive such termination as provided in Section 3.2 below.

2. Employment.

2.1 Employment and Term. The Company shall employ the Executive and the Executive shall serve the Company, on the terms and conditions set forth herein, for the period commencing January 1, 2003 (the “Effective Date” and expiring December 31, 2005 (the “Term”), unless extended or sooner terminated as hereinafter set forth. The Agreement will extend automatically by one year on each anniversary date (each December 31st) of the Agreement, unless the Board specifically provides notice to the Executive that the Agreement is not being ex-tended on the anniversary date.

2.2 Duties of Executive. The Executive shall serve as the Executive Vice President of Research and Development of the Company and shall have such powers and authority commensurate with such position, shall diligently perform all services as may be reasonably assigned to him by the Chief Executive Officer and the Board and shall exercise such power and authority as may from time to time be delegated to him by the Chief Executive Officer and the Board. The Executive shall devote substantially all of his working time and attention to the affairs of the Company.

2.3 Place of Performance. In connection with his employment by the Company, the Executive shall be based at the Company’s principal executive offices except for required travel on the Company’s business to an extent required by his Executive responsibilities.

2.4 Extension and Termination. The Company shall notify the Executive of the Company’s intention to extend or not to extend the Term of this Agreement prior to the expiration of the Term. In the event the Company notifies ‘the Executive of its intention not to extend the Term of this Agreement, the Company shall continue to pay the Executive’s Base Salary and Bonus at the then current rate for a minimum of six (6) months from the date such notice is sent to Executive, even if such payments extend beyond the expiration of the Term; it being expressly understood and agreed that if the Company notifies the Executive of its intention to extend the Tam of the Agreement on terms substantially the same as those then in effect and the Company and the Executive are unable to agree in good faith on the terms of any such extension, the Company shall not be obligated to pay the Executive’s Base Salary and Incentive Bonus beyond the expiration of the Term.

3. Compensation.

3.1 Base Salary. Commencing on the Effective Date, the Executive shall receive a base salary at a rate equal to no less than $181,000 per annum (the “Base Salary”) during the Term, such Base Salary to be payable in substantially equal installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

3.2 Royalty. The Company shall continue to pay royalties to the Executive of 0.5% on Optetrak™ knee product domestic sales and 0.25% on Optetrak™ knee product international sales on a quarterly basis. Maximum royalties to be paid to Executive shall not exceed $150,000 per annum.

3.3 Additional Compensation. In addition to the Base Salary and royalties described in Sections 3.1 and 3.2 above, Executive may also receive such increases in the Base Salary and bonuses in such amounts and at such times as may be determined in the sole discretion of the Chief Executive Officer with the approval of the Board (or the Compensation Committee and Stock Option committee thereof).

4. Expense Reimbursement and Other Benefits.

4.1 Expense Reimbursement. During the Term, the Company, upon the submission of supporting documentation by the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

4.2 Other Benefits. The executive shall be entitled to receive such benefits of employment as are generally available to other executive officers of the Company, which benefits are now in effect or hereafter instituted during the Term of this Agreement, Without limiting the foregoing, the Company shall, upon the request of the Executive and with the approval of the Compensation Committee of the Board, obtain or shall continue in force comprehensive major medical and hospitalization insurance coverages, either group or individual, for the Executive, and shall obtain or continue in force disability and/or life insurance for the Executive (collectively, the “Policies”), which Policies the Company shall keep in effect at its sole expense throughout the Term. The Policies to be provided by the Company shall be on terms as determined by the Board; provided, however, that such Policies shall in no event provide benefits to Executive, which is less than the benefits to which he is currently entitled. Nothing paid to the executive under any plan or agreement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary and/or royalties payable to the Executive pursuant of this Agreement.

4.3 Working Facilities. The Company shall furnish the Executive with an office, secretarial support and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

4.4 Automobile Expense Reimbursement. The Company shall reimburse the Executive at the maximum reimbursement rate per mile provided for in the Internal Revenue Code of 1986, as amended, in connection with Executive’s use of his automobile for Company business.

4.5 Leave. The Company shall allow Executive 264 hours of paid leave time each year for vacation and sick leave, under the Company’s PPTO (paid personal time off) plan. All leave time must be scheduled with the Company in advance.

5. Termination.

5.1 Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company for Cause. As used in this Agreement, “Cause” shall only mean (i) subject to the following sentences, any action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured or as to which diligent attempts to cure have not commenced within thirty (30) business days after receipt by the executive or notice of same, which notice specifies the conduct necessary to cure such breach, (II) fraud, embezzlement or misappropriation as against the Company or (iii) the conviction of the Executive for any criminal act which is a felony. Any termination for Cause shall be made in writing to the Executive, which notice of termination shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Company’s Board regarding the acts set forth in this notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice and shall continue to pay to the Executive royalties in accordance with Section 3.2. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

5.2 Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Executive, shall at all times have the right to terminate this Agreement, and the Executive’s employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a consecutive period of more than one hundred eighty (180) days in any 12-month period. Upon any termination pursuant to this Section 5.2, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of termination and shall continue to pay to the Executive royalties in accordance with Section 3.2. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1).

5.3 Death. In the event of the death of the Executive during the term of his employment hereunder, the Company shall pay to the personal representative of the estate of the deceased Executive any unpaid Base Salary accrued through the date of his death and continue to pay the personal representative of the estate of the deceased Executive royalties in accordance with Section 3.2. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death, subject, however to the provisions of Section 4.1).

5.4 Termination Without Cause. The Company shall have the right to terminate the Executive’s employment hereunder for any reason other than as set forth in Sections 5.1, 5.2 or 5.3 upon thirty (30) days written notice to the Executive; provided, however, that upon any such termination pursuant to this Section 5.4, the Company shall (a) pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice, (ii) continue to pay the Executive’s Base Salary throughout the remainder of the Term and (iii) continue to pay royalties in accordance with Section 3.2.

5.5 Voluntary Resignation. In the event the Executive resigns as an employee of the Company, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date or resignation and shall continue to pay to the Executive royalties in accordance with Section 3.2. Except as provided above and in Section 6.1 below, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior 10 the date of resignation, subject, however, to the provisions of Section 4.1).

5.6 Severance. If any entity acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 50% or more of the outstanding voting stock of Exactech, or a sufficient ownership to control the Company, Executive has the option of resigning from the Company, with full benefits to be paid to Executive for three years from such event. These benefits include base salary, royalties, average incentive bonus paid in the two full years preceding the change in control, insurance benefits, and retirement benefits.

6. Restrictive Covenants.

6.1 Non-Competition. The Executive shall not, during the Term of this Agreement and, unless the Company terminates the Executive’s employment hereunder other than pursuant to Sections 5.1 or 5.2, for a one (l) year period thereafter, serve as or be a consultant to or employee, officer, agent director, owner of more than five percent of any corporation, partnership or other entity which competes in any manner with or detracts from any orthopaedic Implant business in which the company or its subsidiaries or affiliates then engages (the “Business”) in any state or foreign country in which the Company sells, either directly or indirectly, its orthopaedic implant products or otherwise conducts business; provided, however, that the executive may (a) devote his time and efforts to the business and affairs of any affiliate of the Company. During this one-year period of non-competition, the Company is obligated to continue to pay the Executive his base salary, average incentive bonus paid in the two full years preceding, and all standard benefits. Royalties will not be paid during any period of non-competition.

6.2 Nondisclosure. The Executive shall not, during the Terms of this Agreement and thereafter, divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business, products or processes of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s products, processes, know-how, financial condition, prospects, technology, customers, methods of doing business and marketing and promotion of the Company’s products) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information designs and processes conceived, originated, discovered, invented or developed by the Executive) prior to or after the date hereof, and not generally known about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

6.3 Nonsolicitation. The Executive shall not, during the Term of this Agreement and for a one (1) year period thereafter, directly or indirectly, (i) solicit for employment or endeavor in any way to entice away from employment with the Company or its affiliates any employee of the Company or its affiliates nor (ii) solicit or accept business competitive with the Business from any customer or clients of the company or its affiliates, from any prospective customers or clients whose business the company or any affiliate of the Company is in the process of soliciting at the time the Executive’s employment with the Company terminated or ceased, or from any former customers or clients which has been doing business with the Company or its affiliates within one (1) year prior to the time the Executive’s employment with the Company terminated or ceased.

6.4 Books and Records. All books, records, manuals, notations, applications, accounts and similar repositories of Confidential Information of the Company, whether created, used, received or otherwise corning into the Executive’s possession during the course of the Executive’s employment hereunder, shall be the exclusive property of the Company and shall be immediately returned 10 the Company upon termination of this Agreement or at the Board’s request at any time.

6.5 Intellectual Property. Any and all inventions made, developed or created by the Executive (whether at the request or suggestions of the Company or otherwise, whether alone or in conjunction with others) which may be directly or indirectly useful in, or relate to, the Business Of tests being carried out by the Company shall be the Company’s exclusive property as against the Executive, and the Executive shall promptly deliver to an appropriate representative of the Company as designated by the Board all papers, drawings, models, data, and other material relating to any invention made, developed or created by him as aforesaid. The Executive shall, at the request of the Company and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company’s counsel to direct issuance of patents or copyrights to the Company with respect to such inventions as are to be the Company’s exclusive property as against the Executive or to vest in the Company title to such inventions against the Executive. The expense of securing any such patent or copyright shall be borne by the Company.

6.6 Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 6 of this Agreement will cause irreparable harm and damage to the Company, monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court or competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners, or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to any conflict of law rule or principle that would give effect to the laws of another jurisdiction. In the event that any dispute shall arise with respect to this Agreement, then such dispute shall be submitted for resolution to arbitration in Gainesville, Florida in accordance with the rules of the American Arbitration Association then in effect. The non-prevailing party in such arbitration shall pay all reasonable fees and expenses of the prevailing party, including fees and expenses of counsel for the prevailing party.

8. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Exactech, Inc.
2320 NW 66th Court
Gainesville, Florida 32653
Attention: President

If to the Executive:	Gary J. Miller, Ph.D.
c/o Exactech, Inc.
2320 N.W. 66th Court
Gainesville, Florida 32653

or to such other addresses as either party hereto may from time-to-time give notice of to the other in the aforesaid manner.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and agreements, both oral and written, between the Executive and the Company with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument which specifically refers to this Agreement which is signed by both the Company and the Executive.

11. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assign. Notwithstanding the foregoing, neither party may assign its rights or benefits hereunder without the prior written consent of the other party hereto.

12. Severability. The invalidity of anyone or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portion of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that anyone or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by duration, geographic scope or both, the otherwise invalid provision will be considered to be reduced to a period or area, which would cure such invalidity.

13. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

14. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

15. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXACTECH, INC.

By:	/s/ W. Petty, President, CEO

/s/ Gary J. Miller
Gary J. Miller, Ph.D., Executive VP

The Compensation Committee of the Exactech Board of Directors approved this agreement on November J8. 2002.

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